Exhibit 2.2

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF
SOLERA NATIONAL BANCORP, INC.

SOLERA NATIONAL BANCORP, INC., a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:

That at a meeting of the Board of Directors of Solera National Bancorp, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article 4(a) of the Certificate of Incorporation of Solera National Bancorp, Inc. be amended to read as follows:

4.       (a)                                 The total number of shares of common stock which the Corporation shall have authority to issue is five million (5,000,000) par value of $0.01 per share.

SECOND:

That, thereafter, the corporation has not received any payment for any of its stock, and, pursuant to resolution of its Board of Directors, in accordance with Section 241 of the General Corporation Law of the State of Delaware, a majority of directors voted in favor of the amendment.

THIRD:	That said amendment was duly adopted in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 23rd day of August, 2007.

By:	/s/ Paul Ferguson
Paul Ferguson, President